Exhibit 99.1

NEWS BULLETIN

M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES HOMEAMERICAN MORTGAGE

FOR IMMEDIATE RELEASE
MONDAY, APRIL 12, 2004

Contacts:	Paris G. Reece III Chief Financial Officer (303) 804-7706 greece@mdch.com	Rachel L. Neumann Communications Director (303) 804-7729 rlneumann@mdch.com

M.D.C. HOLDINGS REPORTS 64% INCREASE IN
FIRST QUARTER EARNINGS

•	Record first quarter net income of $60.9 million, up 64%
•	Earnings per share of $1.79 vs. $1.12 a year ago
•	Highest first quarter homebuilding revenues and operating profits in Company history
•	Record home orders, home closings and quarter-end backlog
•	Home gross margins of 26.2%, up 340 basis points
•	Net debt-to-capital ratio of .27

     DENVER, Monday, April 12, 2004 — M.D.C. Holdings, Inc. (NYSE/PCX: MDC) today announced net income for the three months ended March 31, 2004 of $60.9 million, or $1.79 per share, the highest first quarter net income in the Company’s history and 64% higher than net income of $37.0 million, or $1.12 per share, for the same period in 2003. Total revenues for the first quarter of 2004 were $764 million, compared with revenues of $570 million in the 2003 first quarter.

     Larry A. Mizel, MDC’s chairman and chief executive officer, stated, “We have experienced a tremendous start to what may be the best year in our Company’s history. Through a balance of disciplined organic growth in our existing markets, opportunistic asset acquisitions and strategic start-ups in new markets, we positioned our Company in some of the country’s fastest growing markets where we were able to capitalize on low mortgage rates and an improving economy. As a result, we established new first quarter highs for home closings, revenues, net income and earnings per share. These results contributed to our achievement of after-tax returns on revenues, assets and equity that rank among the best in our industry. In

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M.D.C. HOLDINGS, INC.

addition, we realized a quarterly record 4,429 net home orders, which enabled us to increase the sales value of our backlog to more than $2 billion for the first time. We continued to improve our investment grade financial position, lowering our March 31st ratio of debt-to-capital, net of cash, to .27 and increasing our cash and available borrowing capacity by more than 22% to $680 million, with no outstanding borrowings under our unsecured line of credit. Our financial flexibility was further enhanced late last week with the extension of the term of our unsecured line to five years and the increase in our borrowing capacity to $700 million, with the ability to further expand to $850 million with lender approval.”

     Mizel continued, “While our strong results give us confidence for the future, equity investors appear to be concerned about the potential impact of higher interest rates. As the economy picks up steam, MDC and the other large homebuilders are positioned to continue growing, aided by our solid financial positions, the constrained supply of land and the wide array of mortgage products available to our homebuyers. Indeed, we are encouraged by the apparent improvement in job growth that has elevated the recent interest rate concerns, because more jobs are critical to sustaining healthy homebuying demand. However, as always, we remain prepared for shifts in demand or changes in the economy. Our conservative land acquisition, operational and financial strategies should continue to serve us well across a broad range of business conditions.”

Record Homebuilding Performance

     Operating profits from the Company’s homebuilding operations for the first quarter of 2004 increased by 76% to $113.4 million, compared with $64.5 million for the same period in 2003. The 2004 increase primarily resulted from a record 2,910 homes closed, up 39%, and a 340 basis point improvement in home gross margins to 26.2%. The increased home closings, partially offset by a $7,100 decrease in average selling prices, contributed to record first quarter home sales revenues of $746 million, 35% higher than revenues of $554 million in the 2003 first quarter.

     Paris G. Reece III, MDC’s executive vice president and chief financial officer, said, “Consistent with our targeted growth objectives over the last three years, we achieved significant year-over-year improvements in operating results in Nevada, Virginia, Arizona and California. Higher home closing volumes resulting from strong demand and increased active communities, significant selling price increases, and higher home gross margins in each of these markets except Virginia contributed to these improved results. Our performances in Arizona, Virginia and California were enhanced by the closing of a number of homes with much higher than average margins in subdivisions that are in the process of closing out. Nevada exhibited the greatest improvement in the quarter, reflecting an extraordinary demand for new homes that has

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M.D.C. HOLDINGS, INC.

created significant opportunities to increase prices in all of our price points in that market. The resulting increases in our Nevada home gross margins contributed significantly to the record average home gross margins realized by our Company in the 2004 first quarter.”

     Reece continued, “Our 2,910 first quarter home closings were higher than anticipated, primarily due to favorable weather conditions that enabled us to accelerate the closing of more than 200 homes into March that were otherwise scheduled to close in the 2004 second quarter, primarily in Nevada, Arizona and California. As a result of this acceleration, as well as an increase in our backlog of homes sold and not yet started at March 31st to almost 3,000 units, we anticipate that our home closings in the 2004 second quarter will be comparable to the exceptional level achieved in the first quarter. This projected record start to the year, which reflects our successful expansion in existing markets and meaningful contributions from four of our seven new markets, combined with the prospects of an improving economy, should position us to close more than 13,000 homes in 2004.”

Financial Services Results

     Driven by the record home closings from the homebuilding segment, the Company originated and brokered $341.3 million and $158.8 million, respectively, in mortgage loans in the quarter ended March 31, 2004, compared with $318.8 million and $45.9 million, respectively, in the same period in 2003. The resulting increase in mortgage loan origination fee revenues were more than offset by a reduction in gains on sales of mortgage loans and higher general and administrative expenses. As a result, the operating profits of the Company’s financial services segment were $4.7 million for the first three months of 2004, compared with $7.6 million reported for the same period in 2003. The decline in gains on sales of mortgage loans in the 2004 first quarter primarily was due to a more competitive pricing environment for mortgage loans. This competitive environment contributed to the Company originating a higher percentage of less-valuable adjustable rate mortgage loans in the first quarter of 2004, as well as brokering a higher percentage of total loans processed in the quarter to third party mortgage companies, for which no gains on sales are realized by the Company. Higher general and administrative expenses were incurred to handle the higher volume of mortgage loan closings, as well as the record backlog level of the homebuilding segment.

     MDC, whose subsidiaries build homes under the name “Richmond American Homes,” is one of the largest homebuilders in the United States. The Company also provides mortgage financing, primarily for MDC’s homebuyers, through its wholly owned subsidiary HomeAmerican Mortgage Corporation. MDC is a major regional homebuilder with a significant presence in some of the country’s best housing markets. The Company is the largest homebuilder in Colorado; among the top five homebuilders in Northern Virginia, suburban Maryland,

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M.D.C. HOLDINGS, INC.

Phoenix, Tucson, Las Vegas and Salt Lake City; and among the top ten homebuilders in Northern California and Southern California. MDC also has a growing presence in Dallas/Fort Worth and has recently entered the Houston, Philadelphia/Delaware Valley, West Florida, Jacksonville and Chicago markets. For more information, please visit www.richmondamerican.com.

     All earnings per share amounts discussed above are on a diluted basis.

Forward-Looking Statements

     Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of performance bonds and insurance covering risks associated with our business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives; (10) building moratoria; (11) governmental regulation, including the interpretation of tax, labor and environmental laws; (12) changes in consumer confidence and preferences; (13) required accounting changes; (14) terrorist acts and other acts of war; and (15) other factors over which the Company has little or no control.

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M.D.C. HOLDINGS, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2004	2003
REVENUES
Homebuilding	$748,864	$554,912
Financial Services	14,448	14,513
Corporate	292	217

Total Revenues	$763,604	$569,642

NET INCOME
Homebuilding	$113,445	$64,458
Financial Services	4,657	7,567

Operating Profit	118,102	72,025
Corporate general and administrative expense, net	(18,284)	(11,259)

Income before income taxes	99,818	60,766
Provision for income taxes	(38,917)	(23,729)

Net Income	$60,901	$37,037

EARNINGS PER SHARE
Basic	$1.87	$1.16

Diluted	$1.79	$1.12

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	32,543	31,895

Diluted	34,063	32,926

DIVIDENDS DECLARED PER SHARE	$.114	$.066

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M.D.C. HOLDINGS, INC.
Information on Business Segments
(In thousands)

	Three Months
	Ended March 31,
	2004	2003
Homebuilding
Home sales	$746,429	$553,575
Land sales	—	123
Other revenues	2,435	1,214

Total Homebuilding Revenues	748,864	554,912

Home cost of sales	551,024	427,602
Land cost of sales	—	87
Marketing	43,168	33,600
General and administrative	41,227	29,165

	635,419	490,454

Homebuilding Operating Profit	113,445	64,458

Financial Services
Interest revenues	930	1,008
Origination fees	5,264	4,660
Gains on sales of mortgage servicing	616	834
Gains on sales of mortgage loans, net	6,777	7,342
Mortgage servicing and other	861	669

Total Financial Services Revenues	14,448	14,513

General and administrative	9,791	6,946

Financial Services Operating Profit	4,657	7,567

Total Operating Profit	118,102	72,025

Corporate
Interest and other revenues	292	217
General and administrative	(18,576)	(11,476)

Net Corporate Expenses	(18,284)	(11,259)

Income Before Income Taxes	$99,818	$60,766

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M.D.C. HOLDINGS, INC.
Selected Financial Data
(Dollars in thousands, except per share amounts)

	March 31,	December 31,	March 31,
	2004	2003	2003
BALANCE SHEET DATA
Stockholders’ Equity Per Share Outstanding	$33.08	$31.27	$26.03
Stockholders’ Equity	$1,078,616	$1,015,920	$816,195
Homebuilding and Corporate Debt	497,748	500,179	413,035

Total Capital (excluding mortgage lending debt)	$1,576,364	$1,516,099	$1,229,230

Cash and Cash Equivalents	$99,079	$173,565	$58,073
Unrestricted Cash and Available Borrowing Capacity Under Lines of Credit	$680,957	$779,407	556,098
Ratio of Homebuilding and Corporate Debt to Equity	.46	.49	.51
Ratio of Homebuilding and Corporate Debt to Capital	.32	.33	.34
Ratio of Homebuilding and Corporate Debt to Capital (net of cash)	.27	.24	.30
Housing Completed or Under Construction Inventories	$794,943	$732,744	$634,677
Land and Land Under Development Inventories	$847,282	$763,569	$643,698

Corporate and Homebuilding Interest Capitalized	Quarter	Full Year	Quarter
Interest Capitalized in Inventories at Beginning of Period	$20,043	$17,783	$17,783
Interest Incurred During the Period	7,366	26,779	7,052
Interest in Home and Land Cost of Sales for the Period	(6,362)	(24,519)	(4,803)

Interest Capitalized in Inventories at End of Period	$21,047	$20,043	$20,032

Interest Capitalized as a Percent of Inventories	1.3%	1.3%	1.6%

	Three Months Ended
	March 31,
	2004	2003
OPERATING DATA
Interest in Home Cost of Sales as a Percent of Home Sales Revenues	0.8%	0.9%
Homebuilding and Corporate SG&A as a Percent of Home Sales Revenues	13.8%	13.4%
Depreciation and Amortization	$8,930	$7,028
Home Gross Margins	26.2%	22.8%
Excluding Interest in Home Cost of Sales	27.0%	23.7%
Cash Provided by (Used in) Operating Activities	$(43,220)	$34,635
Cash Used in Investing Activities	$(2,299)	$(1,565)
Cash Used in Financing Activities	$(28,967)	$(3,939)
After-Tax Return on Revenues	8.0%	6.5%
After-Tax Return on Average Assets (Rolling 12 Months Ended)	12.8%	11.6%
After-Tax Return on Average Equity (Rolling 12 Months Ended)	25.0%	22.7%

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M.D.C. HOLDINGS, INC.
Homebuilding Operational Data
(Dollars in thousands)

	March 31,	December 31,	March 31,
	2004	2003	2003
LOTS OWNED AND CONTROLLED
Lots Owned	18,692	16,351	16,054
Lots Under Option	13,272	12,251	6,813
Homes Under Construction (including models)	5,106	4,754	4,356
LOTS OWNED AND CONTROLLED BY MARKET
(excluding homes under construction)
Colorado	5,186	5,206	5,628
California	3,451	3,512	3,001
Nevada	5,880	5,359	4,614
Arizona	7,477	5,258	3,515
Utah	1,459	1,220	791
Texas	2,399	2,203	800
Virginia	3,265	3,202	3,148
Maryland	1,721	1,767	1,370
Florida	1,081	875	—
Illinois	45	—	—

Total Company	31,964	28,602	22,867

ACTIVE SUBDIVISIONS
Colorado	55	49	62
California	25	26	22
Nevada	20	17	23
Arizona	42	38	46
Utah	14	11	7
Texas	20	11	4
Virginia	28	28	32
Maryland	10	9	8
Florida	11	9	—

Total Company	225	198	204

	Three Months Ended
	March 31,
	2004	2003
AVERAGE SELLING PRICE PER HOME CLOSED
Colorado	$261.5	$264.8
California	386.9	399.9
Nevada	206.6	186.6
Arizona	191.0	175.8
Utah	174.4	172.1
Texas	161.6	150.7
Virginia	408.2	359.9
Maryland	419.5	369.0
Florida	170.6	—
Company Average	$256.5	$263.6

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M.D.C. HOLDINGS, INC.
Homebuilding Operational Data
(Dollars in thousands)

	Three Months Ended
	March 31,
	2004	2003
Orders For Homes, net (Units)
Colorado	691	671
California	826	530
Nevada	1,030	583
Arizona	910	924
Utah	176	93
Texas	271	50
Virginia	292	403
Maryland	124	111
Florida	109	—

Total	4,429	3,365

Homes Closed (Units)
Colorado	478	609
California	476	428
Nevada	568	273
Arizona	870	571
Utah	104	40
Texas	70	10
Virginia	203	102
Maryland	70	67
Florida	71	—

Total	2,910	2,100

	March 31,	December 31,	March 31,
	2004	2003	2003
Backlog (Units)
Colorado	947	734	1,019
California	1,469	1,119	1,024
Nevada	1,348	886	660
Arizona	1,373	1,333	1,429
Utah	223	151	103
Texas	344	143	56
Virginia	943	854	777
Maryland	323	269	232
Florida	142	104	—

Total	7,112	5,593	5,300

Backlog Estimated Sales Value	$2,080,000	$1,600,000	$1,400,000

Estimated Average Selling Price of Homes in Backlog	$292.5	$286.1	$264.2

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